Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2024, with respect to the consolidated financial statements included in the Annual Report of Bioventus Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Bioventus Inc. on Forms S-8 (File No. 333-276437; File No. 333-272740; File No. 333-271310; File No. 333-260603; File No. 333-252981; File No. 333-264050; File No. 333-263496) and Form S-4 (File No. 333-259392).

/s/ GRANT THORNTON LLP
Raleigh, North Carolina
March 12, 2024